Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Fourth Quarter Results with Continued Strength in Outdoor/Fitness, Aviation and Marine Businesses

Schaffhausen, Switzerland/February 23, 2011/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced fourth quarter results for the period ended December 25, 2010.

Fourth Quarter 2010 Financial Summary:

•	Total revenue of $838 million, down 21% from $1.059 billion in fourth quarter 2009
•	Automotive/Mobile segment revenue decreased 31% to $559 million
•	Outdoor/Fitness segment revenue increased 15% to $171 million
•	Aviation segment revenue increased 10% to $71 million
•	Marine segment revenue increased 9% to $37 million
•	Asia experienced year-over-year revenue growth while North America and Europe declined:
•	North America revenue was $537 million compared to $768 million, down 30%
•	Europe revenue was $235 million compared to $246 million, down 4%
•	Asia revenue was $66 million compared to $45 million, up 46%
•	Gross margin declined slightly to 45% compared to 46% in fourth quarter 2009
•	Operating margin declined to 22% compared to 28% in fourth quarter 2009
•	Effective tax rate increased to 15.0% in fourth quarter of 2010 compared to 4.7% in fourth quarter 2009
•
Diluted earnings per share decreased to $0.68 from $1.38 in fourth quarter 2009; pro forma earnings per share decreased 42% to $0.83 from $1.43 in the same quarter in 2009. (Pro forma earnings per share excludes the impact of foreign currency translation gain or loss.)

•	Generated $175 million of free cash flow in fourth quarter 2010 for a cash and marketable securities balance of over $2 billion.

Fiscal Year 2010 Financial Summary:

•	Total revenue of $2.69 billion, down 9% from $2.95 billion in 2009
•	Automotive/Mobile segment revenue decreased 19% to $1.67 billion

•	Outdoor/Fitness segment revenue increased 19% to $560 million
•	Aviation segment revenue increased 7% to $263 million
•	Marine segment revenue increased 12% to $199 million
•	Asia revenues increased while Europe was stable and North America declined:
•	North America revenue was $1.65 billion compared to $1.97 billion, down 17%
•	Europe revenue was $823 million compared to $824 million, flat year-over-year
•	Asia revenue was $220 million compared to $150 million, up 47%
•	Gross margin improved to 50% compared to 49% in 2009
•	Operating margin declined to 24% from 27% in 2009
•	Effective normalized tax rate (excluding one-time tax adjustments (1)) increased to 15.8% in 2010 compared to 12.9% in 2009
•
Diluted earnings per share decreased 16% to $2.95 from $3.50 in fiscal year 2009; pro forma EPS decreased 20% to $2.83 from $3.53 in fiscal year 2009.  (Pro forma earnings per share excludes the impact of foreign currency translation gain or loss and one-time tax adjustments in 2010.)

•	Generated over $738 million of free cash flow in 2010.

Note:  In accordance with GAAP, the Company is deferring significant revenue and the related costs associated with high margin sales of lifetime maps, connected services and premium traffic over their economic lives.  In the fourth quarter, the Company deferred, net of amortization of previous deferrals, $64 million of revenue, $22 million of costs, and approximately $0.19 of diluted EPS, net of taxes, into future years.  For the full year, the Company deferred, net of amortization of previous deferrals, $131 million of revenue, $31 million of costs, and approximately $0.42 of diluted EPS, net of taxes, into future years.  A table outlining the impact of this net deferral in both 2010 and 2009 is included for reference.  Results have not been adjusted unless specifically stated as such.

Business highlights:

•	Achieved significant full year revenue and operating income growth in outdoor/fitness, marine and aviation. These growth segments generated 61% of the total operating income in 2010.
•	Sold over 16 million units in 2010 with unit growth in outdoor/fitness and automotive OEM partially offsetting declines in personal navigation devices (PND).
•	Continued to be the world-wide PND market share leader with gains in Europe and Asia.
•	Sustained revenue growth in the outdoor/fitness segment as our fitness products continue to penetrate within the growing category.
•	Continued to innovate across our product portfolio with enhanced offerings for over-the-road truck drivers and mariners to further our competitive position in each of these markets.
•
Announced our expanding relationship with Chrysler on the UConnect Touch, developed in conjunction with Panasonic and available on numerous models including the Chrysler 300, Dodge Durango and Dodge Charger.  Our relationship with Chrysler now extends to 15 makes and models.

•
Introduced the GTU™ 10 GPS locator and web-based Garmin Tracker™ which represents a new product category for Garmin and is designed to serve the needs of many diverse markets – parents, pet owners, cyclists and runners to name just a few.

•	Launched a suite of Garmin applications for iPhone and Android powered devices including StreetPilot® for iPhone, Garmin Tracker, myMechanic, and My-Cast® Lite.

(1)
One-time tax adjustments for 2010  totaled $98.7 million and include the release of uncertain tax position reserves from 2006 to 2008 related to our settlement in the US, offset by the amount of our settlement for the 2007 tax year in the US and Taiwan surtax expense due to the release of reserves.  Normalized effective tax rate has been adjusted accordingly.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“While 2010 represented a year of adversity for our PND business and our handset initiative, we exit the year with a growing presence in outdoor/fitness, aviation, marine and auto OEM that give us confidence in the long-term outlook for Garmin,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd.  “Strong revenue and operating income performance in these segments was a highlight for the year and a foundation on which we hope to grow.  The business generated free cash flow of $738 million which further strengthened our debt-free balance sheet and afforded us the opportunity to return significant value to shareholders in 2010 through a dividend and share repurchases.

The automotive/mobile segment revenues declined 31% on a year-over-year basis in the fourth quarter as the PND market declined from the 2009 holiday season, ASPs continued to decline, and significant revenues from bundled lifetime map products were deferred into future periods.  We expect the PND market to continue to decline in 2011 with moderating ASPs and an increasing impact of revenue deferrals as bundled lifetime maps constitute a higher percentage of our product mix.  Despite the challenging headwinds, our strategy is to manage the business to maintain our market leadership and maximize profitability.  In addition, we have accelerated our investment in the auto OEM category in response to increasing opportunities in this market segment.  Our broad strengths and capabilities, including vertical integration, user interface design, development agility, and high reliability solutions for other OEM applications, differentiate Garmin from the competition.

The outdoor/fitness segment posted strong year-over-year revenue growth of 15% in the fourth quarter with gross and operating margins consistent with the solid results delivered throughout 2010.  The strong margin performance allowed the segment to contribute $251 million of operating income in 2010.  Beginning in the first quarter of 2011, we will report the financial results of the outdoor and fitness segments separately.  We are excited about the innovative products that we will be delivering in both the outdoor and fitness segments this year.  The launch of the GTU 10 brings Garmin into the tracking market with an affordably priced solution for a variety of applications and provides incremental revenue opportunity in the outdoor business.  In the fitness category, we are well positioned as the leader in the GPS- enabled running market offering products designed to meet the needs of both the elite athlete and the value-conscious runner or cyclist.  Our fitness product development pipeline is full of exciting offerings that will be announced during the course of the year.

The aviation segment posted fourth quarter revenue growth of 10% as both our OEM and retrofit business improved.  For the full year, operating margins improved to 28% and the segment contributed $72 million of operating income.  In 2011, we will be focused on expanding our presence in the Part 25 high-end business jet market.  This will provide long-term sustainable growth for our aviation segment with revenue contribution beginning in 2013.  Recovery in the aviation segment has continued to lag the broader economy but we anticipate improvement in 2011 that will drive revenue growth.

The marine segment posted fourth quarter revenue growth of 9% over the same quarter of last year enabling us to deliver 12% growth for the full year.  With full year improvement in margins, the segment contributed $67 million of operating income in 2010.  As we look forward to 2011, we are excited to be launching Garmin marine electronics with a growing number of OEM partners including Volvo Penta, Bavaria Yachts, Tiara Yachts and Chaparral.  In addition, we have refreshed our fishfinder line-up for the spring season.  Throughout the coming year, we will continue to build our position in the segment through innovation and OEM relationships that offer long-term growth.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Our financial results for the quarter and the year highlight our commitment to diversifying our business through continued investment and growth in outdoor/fitness, marine, aviation and auto OEM,” said Kevin Rauckman, Chief Financial Officer of Garmin Ltd.  “These segments provided over $390 million of operating income in 2010, or 61% of the total operating income, and will continue to grow in 2011 and beyond.

Gross margin for the overall business in the fourth quarter was 45% which represents only a slight decline from the fourth quarter 2009 level of 46%.   The automotive/mobile segment gross margin declined to 35%.  The decline is partially related to an increasing mix of units bundled with lifetime maps, premium traffic and connected services, for which a portion of the high margin revenue and costs must be deferred.  Average selling price (ASP) declines have continued to moderate, excluding the impact of deferred revenue, and we expect the trend to continue in 2011.  Gross margins for the outdoor/fitness, aviation and marine segments all remained strong at 66%, 70% and 63%, respectively.

Operating margin for the overall business was 22% in the current quarter as research and development and selling, general and administrative costs increased as a percentage of sales over the year ago quarter.  Operating margin, excluding the impact of deferred revenues and costs, was 25%.  Total operating expenses were up slightly on a year-over-year basis with growth in selling, general and administrative costs offset by lower advertising expenses.  We reduced advertising expenses by $9 million, or 17%, while other selling, general and administrative expenses increased by $9 million, or 12%.  The increase in selling, general and administrative costs was driven by legal settlements and fees that are one-time in nature.  Research and development costs were flat compared to the year ago quarter.

We generated $175 million of free cash flow in the fourth quarter of 2010 and $738 million for the full year.  This cash generation funded significant returns to our shareholders through a $1.50 per share dividend in April 2010 and stock repurchases throughout the year.   The resulting cash and marketable securities balance was over $2.0 billion at the end of the year.”

Dividend Recommendation

The Board intends to recommend to the shareholders for approval at the annual meeting to be held on June 3, 2011 a cash dividend in the amount of $2.00 per share (of which, $1.60 will be paid in the Company’s 2011 fiscal year and subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting)  payable in four installments as follows: $0.80 on June 30, 2011 to shareholders of record on June 15, 2011, $0.40 on September 30, 2011 to shareholders of record on September 15, 2011, $0.40 on December 30, 2011 to shareholders of record on December 15, 2011 and $0.40 on March 30, 2012 to shareholders of record on March 15, 2012.

2011 Guidance

2011
Revenue	$2.4 – 2.5	B
Gross Margin	50 – 51%
Operating Income	$500 – 560	M
Operating Margin	21 – 22%
EPS (Pro Forma)	$2.25 – 2.50

We expect revenues to decline in 2011 as the growth in the outdoor, fitness, marine and aviation segments, as well as auto OEM opportunities, is offset by ongoing declines in the PND market.  We anticipate gross margins to be stable and operating margins to decline slightly from the strong margins generated in 2010.  The operating margin declines will be primarily driven by ongoing investment in the business.  These factors and an anticipated effective tax rate of 20% result in a forecasted 2011 earnings per share range of $2.25 - $2.50.

Non-GAAP Measures

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and other one-time items is an important measure.  The majority of the Company’s consolidated foreign currency gain or loss results from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries.  Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held.  However, there is minimal cash impact from such foreign currency gain or loss.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
(in thousands, except per share information)

	13-Weeks Ended		52-weeks Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009

Net Income (GAAP)	$132,907	$278,408	$584,603	$703,950
Foreign currency (gain) / loss, net of normalized tax effects	$28,687	$10,022	$74,383	$5,258
One-time tax adjustment	-	-	$(98,737)	-
Net income (Pro Forma)	$161,594	$288,430	$560,249	$709,208

Net income per share (GAAP):
Basic	$0.68	$1.39	$2.97	$3.51
Diluted	$0.68	$1.38	$2.95	$3.50

Net income per share (Pro Forma):
Basic	$0.83	$1.44	$2.84	$3.54
Diluted	$0.83	$1.43	$2.83	$3.53

Weighted average common shares outstanding:
Basic	194,043	200,385	196,979	200,395
Diluted	194,858	201,584	198,009	201,161

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended		52-weeks Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009

Net cash provided by operating activities	$184,422	$245,901	$770,637	$1,094,456
Less: purchases of property and equipment	$(9,249)	$(13,758)	$(32,232)	$(49,199)
Free Cash Flow	$175,173	$232,143	$738,405	$1,045,257

Net deferred revenues and costs

The following table illustrates the net effect of deferred revenues and costs associated with products that include lifetime maps, connected services and premium traffic.  These revenues and costs are being amortized over the estimated economic lives of the products.  Additional details are available in the Annual Report on Form 10-K for the year ended December 25, 2010 that will be filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983) today.

Garmin Ltd. And Subsidiaries
Net Deferred Revenue Impact (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		52-Weeks Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009
Net sales	$(64,670)	$(21,511)	$(131,303)	$(66,484)
Cost of goods sold	(21,545)	(2,782)	(31,428)	(13,310)
Gross profit	(43,125)	(18,729)	(99,875)	(53,174)

Operating income	(43,125)	(18,729)	(99,875)	(53,174)

Income tax provision based on normalized tax effects	(6,483)	(884)	(15,814)	(6,881)

Net income	$(36,641)	$(17,845)	$(84,060)	$(46,293)

Net income per share:
Basic	$-0.19	$-0.09	$-0.43	$-0.23
Diluted	$-0.19	$-0.09	$-0.42	$-0.23

Return on invested capital (ROIC)

Management defines return on invested capital (ROIC) as net operating profit after taxes divided by operating invested capital. Management believes that ROIC provides greater visibility into how effectively Garmin deploys capital.  ROIC is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP), and may not be defined and calculated by other companies in the same manner as Garmin does. ROIC should not be considered in isolation or as an alternative to net income as an indicator of company performance.

The following table contains a GAAP reconciliation of return on invested capital.

Garmin Ltd. And Subsidiaries
Return on Invested Capital (ROIC)
(in thousands)

	52-Weeks Ended
	December 25,	December 26,
	2010	2009
Net Operating Profit After Taxes (NOPAT):
Operating Income (EBIT)	$636,676	$786,010
Less: Taxes on Operating Income	$(100,812)	$(101,769)
Net Operating Profit after Taxes (NOPAT)	$535,865	$684,241

Invested Capital (IC):
Total Assets	$3,988,688	$3,828,082
Less: Cash & Marketable Securities	$(2,062,756)	$(1,857,628)
Less: Deferred Income Taxes	$(107,241)	$(81,894)
Less: Non-Interest Bearing Current Liabilities	$(669,037)	$(685,876)
Operating Invested Capital (IC)	$1,149,654	$1,202,684

Return on Invested Capital	47%	57%

Note:  Tax effects are based on respective periods' normalized effective tax rate.

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 23, 2011 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at (888) 282-4591 or (719) 325-2234 (due to the limited number of lines available, we encourage you to participate via the webcast).
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until April 6, 2011 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2011, the Company’s expected segment revenue growth rate, margins, new products to be introduced and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Quarterly Report on Form 10-Q for the quarter ended June 26, 2010 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of such Form 10-Q can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in Schaffhausen, Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin is a registered trademark, and Tracker is a trademark of Garmin Ltd. or its subsidiaries.   All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)	(Unaudited)
	December 25,	December 26,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,260,936	$1,091,581
Marketable securities	24,418	19,583
Accounts receivable, net	747,249	874,110
Inventories, net	387,577	309,938
Deferred income taxes	33,628	61,397
Deferred costs	20,053	5,314
Prepaid expenses and other current assets	24,894	34,156
Total current assets	2,498,755	2,396,079

Property and equipment, net	427,805	441,338

Marketable securities	777,401	746,464
Restricted cash	1,277	2,047
Licensing agreements, net	1,800	15,400
Noncurrent deferred income tax	73,613	20,498
Noncurrent deferred costs	24,685	7,996
Other intangible assets, net	183,352	198,260
Total assets	$3,988,688	$3,828,082

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$132,348	$203,388
Salaries and benefits payable	49,288	45,236
Accrued warranty costs	49,885	87,424
Accrued sales program costs	107,261	119,150
Deferred revenue	89,711	27,910
Accrued royalty costs	95,086	103,195
Accrued advertising expense	21,587	34,146
Other accrued expenses	63,043	40,373
Deferred income taxes	4,800	2,208
Income taxes payable	56,028	22,846
Total current liabilities	669,037	685,876

Deferred income taxes	6,986	10,170
Non-current income taxes	153,621	255,748
Non-current deferred revenue	108,076	38,574
Other liabilities	1,406	1,267

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued and 194,358,038 shares outstanding at December 25, 2010;
Common stock, $.005 par value, 1,000,000,000 shares authorized,
200,274,000 shares issued and outstanding at December 25, 2009	1,797,435	1,001
Additional paid-in capital	38,268	32,221
Treasury stock	(106,758)	-
Retained earnings	1,264,613	2,816,607
Accumulated other comprehensive income	56,004	(13,382)
Total stockholders' equity	3,049,562	2,836,447
Total liabilities and stockholders' equity	$3,988,688	$3,828,082

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		52-Weeks Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009
Net sales	$837,714	$1,059,383	$2,689,911	$2,946,440

Cost of goods sold	457,921	572,623	1,343,537	1,502,329

Gross profit	379,793	486,760	1,346,374	1,444,111

Advertising expense	43,770	52,421	144,613	155,521
Selling, general and administrative expense	79,446	70,740	287,824	264,202
Research and development expense	71,929	71,582	277,261	238,378
Total operating expense	195,145	194,743	709,698	658,101

Operating income	184,648	292,017	636,676	786,010

Other income (expense):
Interest income	6,652	7,044	24,979	23,519
Foreign currency	(33,763)	(10,518)	(88,377)	(6,040)
Gain/(loss) on sale of marketable securities	805	2,850	(2,382)	2,741
Other	(1,918)	815	6,376	2,421
Total other income (expense)	(28,224)	191	(59,404)	22,641

Income before income taxes	156,424	292,208	577,272	808,651

Income tax provision	23,517	13,800	(7,331)	104,701

Net income	$132,907	$278,408	$584,603	$703,950

Net income per share:
Basic	$0.68	$1.39	$2.97	$3.51
Diluted	$0.68	$1.38	$2.95	$3.50

Weighted average common shares outstanding:
Basic	194,043	200,385	196,979	200,395
Diluted	194,858	201,584	198,009	201,161

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	52-Weeks Ended
	December 25,	December 26,
	2010	2009
Operating Activities:
Net income	$584,603	$703,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	53,487	56,695
Amortization	41,164	39,791
Loss (gain) on sale of property and equipment	(306)	(14)
Provision for doubtful accounts	(4,476)	(1,332)
Deferred income taxes	(471)	(25,096)
Unrealized foreign currency losses/(gains)	62,770	7,480
Provision for obsolete and slow moving inventories	5,753	61,323
Stock compensation expense	40,332	43,616
Realized losses/(gains) on marketable securities	2,382	(2,741)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	129,698	(131,978)
Inventories	(77,122)	61,189
Other current assets	9,886	8,054
Accounts payable	(81,354)	38,875
Other current and non-current liabilities	(144,476)	172,215
Deferred revenue	131,303	65,706
Deferred cost	(31,445)	(5,314)
Income taxes payable	52,238	15,772
License fees	(3,329)	(13,735)
Net cash provided by operating activities	770,637	1,094,456

Investing activities:
Purchases of property and equipment	(32,232)	(49,199)
Proceeds from sale of property and equipment	139	5
Purchase of intangible assets	(3,883)	(7,573)
Purchase of marketable securities	(694,038)	(776,966)
Redemption of marketable securities	668,495	285,970
Change in restricted cash	770	(106)
Acquisitions, net of cash acquired	(12,120)	-
Net cash used in investing activities	(72,869)	(547,869)

Financing activities:
Proceeds from issuance of common stock through stock purchase plan	-	3,712
Proceeds from issuance of common stock from exercise of stock options	9,465	3,783
Stock repurchase	(225,928)	(20,258)
Dividends	(298,853)	(149,846)
Tax benefit related to stock option exercise	4,495	1,366
Net cash used in financing activities	(510,821)	(161,243)

Effect of exchange rate changes on cash and cash equivalents	(17,592)	9,902

Net increase/(decrease) in cash and cash equivalents	169,355	395,246
Cash and cash equivalents at beginning of period	1,091,581	696,335
Cash and cash equivalents at end of period	$1,260,936	$1,091,581

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended December 25, 2010

Net sales	$170,555	$37,149	$558,899	$71,111	$837,714
Gross profit	$112,614	$23,545	$193,572	$50,062	$379,793
Operating income	$81,540	$10,769	$73,797	$18,542	$184,648

13-Weeks Ended December 26, 2009

Net sales	$148,737	$34,003	$812,116	$64,527	$1,059,383
Gross profit	$102,316	$22,137	$318,989	$43,318	$486,760
Operating income	$79,654	$12,212	$188,437	$11,714	$292,017

52-Weeks Ended December 25, 2010

Net sales	$559,592	$198,860	$1,668,939	$262,520	$2,689,911
Gross profit	$364,456	$124,648	$672,953	$184,317	$1,346,374
Operating income	$251,025	$67,463	$245,914	$72,274	$636,676

52-Weeks Ended December 26, 2009

Net sales	$468,924	$177,644	$2,054,127	$245,745	$2,946,440
Gross profit	$306,842	$105,215	$861,900	$170,154	$1,444,111
Operating income	$212,005	$55,908	$459,807	$58,290	$786,010